EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	James O’Leary President and Chief Executive Officer (734) 680-2025
Kaydon Corporation Announces Key Management Appointments
Ann Arbor, Michigan — May 21, 2007
     James O’Leary, Chairman, Chief Executive Officer and President of Kaydon Corporation (NYSE:KDN) today announced the promotion of three key executives. John R. Emling, currently Senior Vice President — Operations, has been appointed Senior Vice President and Chief Operating Officer; Peter C. DeChants, currently Vice President-Corporate Development and Treasurer, has been promoted to Senior Vice President — Corporate Development and Strategy; and David V. Raguckas, currently Director — Internal Audit, has been promoted to Vice President — Internal Audit.
     Mr. Emling, 51, was Senior Vice President of Operations since 2000. He joined Kaydon in 1998 as President — Specialty Bearings Products Group.
     Mr. DeChants, 54, was Vice President — Corporate Development and Treasurer since joining Kaydon in 2002. Prior to joining Kaydon, he was the Vice President of Corporate Development and Strategic Planning of Metaldyne Corporation and its predecessor MascoTech, Inc. and Vice President and Treasurer of TriMas Corporation.
     Mr. Raguckas, 38, was Director — Internal Audit since 2004. He joined Kaydon in 1999 as Assistant Controller.
     Mr. O’Leary said, “These appointments reflect our confidence in the ability of these exceptional professionals to help Kaydon build on its success. Having worked with each of these individuals over the last few years as a member of the Board of Directors, I am confident in their commitment and ability to further enhance shareholder value at Kaydon. I am fortunate to be able to fill these leadership roles with outstanding professionals within our organization.”
     Kaydon Corporation is a leading designer and manufacturer of performance-critical, custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.